Exhibit 99.1

For Immediate Release

TETRA TECHNOLOGIES, INC.

WITHDRAWS ITS PREVIOUSLY ESTIMATED

2007 EARNINGS GUIDANCE

October 16, 2007 (The Woodlands, Texas), TETRA Technologies, Inc. (TETRA or the Company) (NYSE:TTI) today announced that it is withdrawing its previously estimated $1.30 – $1.50 per share 2007 earnings guidance range. A number of factors now exist that could potentially result in actual reported earnings per share being different than the estimated earnings per share previously reflected in the guidance range.

Geoffrey M. Hertel, President and Chief Executive Officer, stated, “During portions of 2006 and during the first three quarters of 2007, TETRA has been impacted by a number of issues. Some of these issues manifested themselves in the last six to nine months and are of a current operational nature. As previously disclosed, these issues impacted earnings negatively during the first two quarters and are expected to do so in the third quarter. We have been addressing these types of issues and believe that many of them were resolved by the end of the third quarter. However, we also have a number of issues related to prior events. An example of this is where historical costs are currently represented as insurance receivables. Almost all of these types of issues have involved charges that impacted reported earnings, but which did not effect cash flow, in the then current period. As we have previously disclosed, some of these issues have already negatively impacted earnings in 2007, and will also impact the third quarter. Such items included additional repairs made to Maritech properties for the 2005 storm damages that are unresolved with TETRA’s insurance providers. The Company is continuing to work diligently with its underwriters to provide additional information and to resolve all outstanding issues in order to secure payment under the policies. During the third quarter the Company will also record impairments of certain Maritech oil and gas properties in accordance with the successful efforts accounting method.

“Separately, we have signed a non-binding Letter of Intent to sell certain assets in one of our non-core business units (not associated with the prospective Compressco MLP). We do not intend to sell these assets unless the terms of the sale reflected in the definitive agreement will generate a substantial gain and cash proceeds. If the sale anticipated in the Letter of Intent occurs, it should be prior to year end.

“The myriad of potential combinations from these various factors makes an earnings estimate for 2007 difficult to predict, at this time. Therefore, we are withdrawing our previously announced $1.30 – $1.50 earnings guidance range for 2007.

“Two general factors make up the largest portion of possible negative adjustments to income. By far the largest item is insurance coverage, and by far the largest factor here involves storm damage from hurricanes Rita and Katrina. As outlined in great detail in our financial reports, TETRA experienced material damage from the two storms. Since 2005, we have been repaid in excess of $90 million for storm related costs and charges. At June 30, 2007 we had $35.7 million for all insurance accounts receivable, and management estimates that as of September 30, 2007, we had $27.8 million for all insurance accounts receivable. We are currently attempting to set up meetings with our insurers later this year, regarding unresolved issues, with the hope of resolving all remaining issues and collecting the full amount of the insurance receivables. If this meeting creates irreconcilable differences regarding claims, TETRA may be required to charge these amounts against income in the then current period. This would in no way diminish our attempts to collect the full amount owed to TETRA by the insurers. We remain confident that we will ultimately prevail on these issues. Should payment occur after we have written off any costs, the proceeds may be reflected as income, in the period collected.

“A second charge periodically affects our Maritech subsidiary. Unlike many independent oil and gas producers, Maritech uses the more conservative successful efforts accounting. Generally, each of our producing properties is its own “cost center.” Many companies of our size with E&P operations employ full cost accounting as opposed to successful efforts. This allows those companies to aggregate all of their properties together to determine if they have an impairment. Under this method, successes and failures are lumped together and if the successes are greater than the failures, no impairment is recorded. Under Maritech’s property-by-property accounting, we are exposed to the risk that the value of a particular property (field) would have to be written-down or written-off if an impairment were present, with no offset from successes in other fields. This approach could yield more impairments, and the associated reductions in reported earnings. Under this accounting method, Maritech (TETRA) should periodically have write-offs or write-downs. The law of averages makes these periodic charges very likely, even if Maritech is generally successful and has increased its aggregate gross reserve values. During the third quarter, Maritech will incur impairment charges for certain of its oil and gas properties.

“Prior to year end, TETRA could experience earnings impacts from any of the following items: insurance related issues; changes in asset retirement obligations; asset sales; and, successful efforts impairments. Most, if not all, of the potential charges discussed in this press release would be charges against current period operations. On the other hand, the anticipated sale of assets should generate not only a gain, but substantial cash proceeds in the current period,” concluded Hertel.

TETRA is an oil and gas services company, including an integrated calcium chloride and brominated products manufacturing operation that supplies feedstocks to energy markets, as well as other markets.

This press release includes certain statements that are deemed to be forward-looking statements. These statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of risks and uncertainties, many of which are beyond the control of the Company. Investors are cautioned that any such statements are not guarantees of future performances and that actual results or developments may differ materially from those projected in the forward-looking statements. Some of the factors that could affect actual results are described in the section titled “Certain Business Risks” contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, as well as other risks identified from time to time in its reports on Form 10-Q and Form 8-K filed with the Securities and Exchange Commission.

Contact:

TETRA Technologies, Inc., The Woodlands, Texas

Geoffrey M. Hertel, 281/367-1983

Fax: 281/364-4346

www.tetratec.com

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